Exhibit 99.2

Maxwell Technologies, Inc.
Unaudited Pro Forma Financial Statements

On April 12, 2016, Maxwell Technologies, Inc., a Delaware corporation (the “Company”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) to sell certain of its assets and liabilities, comprising the Company’s microelectronics product line, to Data Device Corporation, (“DDC”), a privately-held Delaware corporation that designs and manufactures high-reliability data bus, motion control and solid-state power controller products for aerospace and defense vehicles, and industrial applications. The purchase price under the Asset Purchase Agreement consists of $21 million in cash, subject to certain working capital adjustments. On April 27, 2016, the Company completed the sale of substantially all of the assets and certain liabilities of the Company's microelectronics product line to DDC in accordance with the terms of the Asset Purchase Agreement. The disposition of the microelectronics product line does not represent a strategic shift that has or will have a major effect on the Company's operations and financial results and therefore does not qualify for presentation as a discontinued operation.
The unaudited pro forma condensed consolidated financial statements were derived from the Company’s historical financial statements and are being presented to give effect to the disposition of the assets and certain liabilities of the microelectronics product line.
Included herein are the following unaudited pro forma financial statements:

•	Condensed consolidated balance sheet as of December 31, 2015, as adjusted assuming the disposition occurred on December 31, 2015; and

•	Condensed consolidated statement of operations for the year ended December 31, 2015, as adjusted assuming the disposition occurred on January 1, 2015.
The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8-K.
The unaudited pro forma condensed consolidated balance sheet and statement of operations should be read in conjunction with our historical financial statements and accompanying notes included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 17, 2016.
The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the disposition, factually supportable, and with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. In addition, the unaudited pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that would have actually occurred had the disposition occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of the future financial performance and results of operations of the Company.

MAXWELL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except per share data)

	December 31, 2015
	Maxwell Technologies, Inc. Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$24,382	$17,953	(a)(b)(c)	$42,335
Restricted cash	400	—		400
Trade and other accounts receivable, net	43,172	(803)		42,369
Inventories, net	39,055	(11,709)		27,346
Prepaid expenses and other current assets	2,593	1,500	(a)	4,093
Total current assets	109,602	6,941		116,543
Property and equipment, net	32,324	(660)		31,664
Goodwill	23,635	(292)		23,343
Pension asset	5,849	—		5,849
Other non-current assets	603	—		603
Total assets	$172,013	$5,989		$178,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$33,985	$249	(b)	$34,234
Accrued employee compensation	6,672	(381)	(c)	6,291
Deferred revenue and customer deposits	3,066	(732)		2,334
Short-term borrowings and current portion of long-term debt	42	—		42
Total current liabilities	43,765	(864)		42,901
Deferred tax liability, long-term	6,076	—		6,076
Long-term debt, excluding current portion	49	—		49
Other long-term liabilities	2,947	(84)		2,863
Total liabilities	52,837	(948)		51,889
Commitments and contingencies				—
Total stockholders’ equity	119,176	6,937	(d)	126,113
Total liabilities and stockholders’ equity	$172,013	$5,989		$178,002

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	Maxwell Technologies, Inc. Historical	Pro Forma Adjustments		Pro Forma
Revenue	$167,372	$(11,129)		$156,243
Cost of revenue	116,410	(4,805)	(e)	111,605
Gross profit	50,962	(6,324)		44,638
Operating expenses:
Selling, general and administrative	40,758	(1,221)		39,537
Research and development	24,697	(2,784)		21,913
Restructuring and exit costs	2,512	—		2,512
Total operating expenses	67,967	(4,005)	(e)	63,962
Income (loss) from operations	(17,005)	(2,319)		(19,324)
Interest expense, net	(266)	—		(266)
Amortization of prepaid debt costs	(18)	—		(18)
Foreign currency exchange loss, net	(441)	—		(441)
Income (loss) before income taxes	(17,730)	(2,319)		(20,049)
Income tax provision	4,603	—	(f)	4,603
Net income (loss)	$(22,333)	$(2,319)		$(24,652)
Net income (loss) per share:
Basic and diluted	$(0.73)			$(0.80)
Weighted average common shares outstanding:
Basic and diluted	30,716			30,716

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Sale of Microelectronics Product Line
On April 27, 2016, pursuant to the Asset Purchase Agreement, the Company completed the sale of substantially all of the assets and certain liabilities related to its microelectronics product line. The accompanying unaudited pro forma condensed consolidated balance sheet reflects the historical consolidated balance sheet as presented in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, with adjustments to eliminate the assets and liabilities being sold or otherwise disposed of or settled, and add the estimated cash proceeds and transaction costs based on the microelectronics working capital as of December 31, 2015. The actual cash proceeds will be based on the actual working capital as of the closing date of the sale. The estimated cash proceeds are reduced by a $1.5 million holdback amount, which is to be held in escrow to secure any post-closing adjustments to the purchase price, as specified in the Asset Purchase Agreement. The carrying value of the net assets sold was $12.4 million at December 31, 2015. In addition, had the disposition occurred as of December 31, 2015, the Company would have released liabilities of $0.3 million primarily related to deferred rent.
The accompanying unaudited pro forma condensed consolidated statement of operations reflects the historical consolidated statement of operations for the year ended December 31, 2015 as presented in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, with adjustments to eliminate the revenues and expenses attributable to the microelectronics product line being sold for the period presented.

Purchase price using a December 31, 2015 valuation calculated as follows (in thousands):
Base purchase price	$21,000
Working capital adjustment:
Target working capital	(12,300)
Actual working capital	11,529
Purchase price	$20,229

Assets and liabilities being disposed of (in thousands):
Accounts receivable, net	$803
Inventories	11,709
Property, plant and equipment, net	660
Goodwill	292
Accounts payable and accrued liabilities, and other long-term liabilities	(585)
Deferred revenue and customer deposits	(732)
Change in assets and liabilities, net	$12,147
Note 2 - Pro Forma Adjustments
The following is a description of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:
(a) Purchase price: Reflects adjustments made to include estimated cash proceeds of $20.2 million based on the microelectronics product line working capital as of December 31, 2015, and the $1.5 million holdback.
(b) Disposition costs: Includes (1) an accrual of $0.8 million of estimated transaction costs related to the sale, and (2) the payment of microelectronics employee bonuses payable on the success of the sale in the amount of $0.4 million.
(c) Assets and liabilities not assumed: Reflects adjustments made for microelectronics employee liabilities of $0.4 million as of December 31, 2015 that were not assumed by DDC pursuant to the Asset Purchase Agreement and were settled in conjunction with the completion of the sale.

(d) Retained earnings: As a result of the sale, we computed an estimated pre-tax gain of $6.9 million, based on the microelectronics working capital as of December 31, 2015. This gain is not included in the pro forma adjustments to the unaudited condensed consolidated statement of operations due to its non-recurring nature, but it is recorded in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2015.

Retained Earnings (in thousands)
Cash proceeds, including $1.5 million holdback	$20,229
Change in assets and liabilities, net	(12,147)
Estimated transaction costs described in (b) above	(1,145)
Estimated gain on sale	$6,937
(e) Allocations: As the Company's microelectronics operations were conducted in a shared facility which the Company used for other operations, the adjustments include only a portion of these facility costs based on the proportion of the facility square footage occupied by microelectronics operations. In conjunction with a restructuring plan the Company initiated in 2015, this entire facility has been exited, therefore, the costs savings considering the exit of this entire facility are expected to be higher than the costs adjustments shown in the proforma condensed consolidated statement of operations. The adjustments also exclude certain other corporate allocations which would have been absorbed by the Company independent of the sale of the microelectronics product line.
(f) Income taxes: The pro forma adjustments were not tax effected as the Company has substantial net operating loss carryforwards and has established a valuation allowance against its deferred tax assets.